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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust (the "Trust") was held on August 8, 2013. The Meeting was held for the following purpose:

(1). Elect four Trustees by the holders of Common Shares of the Trust, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                             Votes      Votes
 Matter                                                       For      Against
 ------                                                    ---------- ---------
 (1). Albert R. Dowden.................................... 42,643,610 1,657,584
      Prema Mathai-Davis.................................. 42,516,335 1,784,859
      Hugo F. Sonnenschein................................ 42,538,233 1,762,961
      Raymond Stickel, Jr................................. 42,616,063 1,685,131